Exhibit 4.3
Note Purchase Agreement
The following terms constitute a binding agreement (“Agreement”) between you and LendingClub Corporation, a Delaware corporation (“LendingClub”, “we”, or “us”). “You” as used in this Agreement refers to you as a lender member. This Agreement will govern all purchases of Member Payment Dependent Notes (“Notes”) that you may, from time to time, make from LendingClub. Please read this Agreement, the terms of use (“Terms of Use”) and the Prospectus as defined below, carefully and print and retain a copy of these documents for your records. By signing electronically below, you agree to the following terms, together with the Terms of Use on LendingClub’s web site lending marketplace at www.Lendingclub.com and any subdomain thereof (the “Site”), you consent to our privacy policy, agree to transact business with us electronically, and agree to have any dispute with us resolved by binding arbitration.
LendingClub has filed with the U.S. Securities and Exchange Commission a registration statement on Form S-1 (No. 333-[ ]) (as amended from time to time, the “Registration Statement”) to register the continuous offering and sale of Notes issued by LendingClub. The Registration Statement includes a prospectus related to the offering of the Notes by LendingClub dated [_______], 2008 (as supplemented from time to time, the “Prospectus”). The Registration Statement became effective on [_______, 2008] pursuant to the rules and regulations of the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended. You acknowledge that the Registration Statement has been delivered to you and that you have read the Registration Statement.
In consideration of the covenants, agreements, representations and warranties hereinafter set forth, and for other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:
1. Purchase of Notes. Subject to the terms and conditions of this Agreement, we will provide you the opportunity through the Site:
•	to review requests for consumer loans (“Member Loans”) that LendingClub has received from its borrower members (“Borrower Members”)
•	to purchase Notes with minimum denominations of $25 through the Site, each such Note associated with, and dependent on, a specific Member Loan; and
•	to instruct LendingClub to apply the proceeds from the sale of each Note you purchase to the funding of a specific Member Loan you have designated on the Site.

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The purchase price for any Notes you purchase through the Site will equal 100% of the principal amount of the Notes that you decide to purchase. The Notes shall be issued pursuant to an indenture (the “Indenture”) between LendingClub and a trustee.
You must commit to purchase a Note through the Site to fund a Member Loan prior to the origination of that Member Loan. At the time you commit to purchase a Note you must have sufficient funds in your account with LendingClub to complete the purchase, and you will not have access to those funds after you make a purchase commitment unless and until LendingClub has notified you that the Member Loan will not be funded. Once you make a funding commitment, it is irrevocable regardless of whether the full amount of the Borrower Member’s loan request is funded. If the Member Loan does not close, then Lending Club will inform you and release you from your purchase commitment.
2. Issuance. Each time you purchase a Note, it will be issued immediately following the closing of the Member Loan that you have designated LendingClub to fund with the proceeds of your Note. Member Loans generally close at the end of their 14-day posting period unless (1) the Borrower Member declines the Member Loan prior to closing, in which case LendingClub will release you from your purchase commitment; (2) lender commitments for the entire amount of the Borrower Member’s loan request have been received earlier, in which case the Member Loan will close earlier; or (3) the loan request is canceled by LendingClub for reasons relating to the operation and integrity of the Site, for example if there is attempted fraud or the Borrower Member fails to verify information upon request by LendingClub.
3. Terms of the Notes. The Notes shall have the terms and conditions described in the Prospectus, the Indenture and the Note, which are exhibits to the Registration Statement of which the Prospectus forms a part and which are available for you to review on the Site. The interest rate, maturity and other terms of the corresponding Member Loans will be described in the Borrower Member’s loan request on the Site.
4. Limited Repurchase Obligation for Identity Fraud. If the Member Loan you have designated for the proceeds of your purchase of a Note was obtained as a result of identity theft or fraud on the part of the purported Borrower Member, we will (a) notify you as soon as reasonably practicable; and (b) repurchase your Note by crediting your account on LendingClub for the full principal amount of your Note. We may, in our reasonable discretion, require proof of the identity theft, such as a copy of the police report filed by the person whose identity was wrongfully used to obtain the fraudulently-induced Member Loan, before we credit your account and repurchase your Note. You agree that you

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will have no rights with respect to any such Notes except the crediting of the purchase price to your LendingClub account.
5. Your Covenants and Acknowledgements. You agree that you have no right to, and shall not, make any attempt, directly or through any third party, to collect from the Borrower Members on your Notes or the corresponding Member Loans. YOU UNDERSTAND AND ACKNOWLEDGE THAT BORROWER MEMBERS MAY DEFAULT ON THEIR PAYMENT OBLIGATIONS UNDER THE MEMBER LOANS AND THAT SUCH DEFAULTS WILL REDUCE THE AMOUNTS, IF ANY, YOU MAY RECEIVE UNDER THE TERMS OF ANY NOTES YOU HOLD ASSOCIATED WITH SUCH MEMBER LOANS. You and LendingClub agree that the Notes are intended to be indebtedness of LendingClub for U.S. federal income tax purposes. You agree that you will not take any position inconsistent with such treatment of the Notes for tax, accounting, or other purposes, unless required by law. You further acknowledge that the Notes will be subject to the original issue discount rules of the Internal Revenue Code of 1986, as amended, as described in the Prospectus. You acknowledge that the Notes are not transferable at this time and that you intend to hold the Notes until maturity and have no intention to distribute the Notes.
6. LendingClub’s Representations and Warranties. LendingClub represents and warrants to you, as of the date of this Agreement and as of any date that you commit to purchase Notes, that: (a) it is duly organized and is validly existing as a corporation in good standing under the laws of Delaware and has corporate power to enter into and perform its obligations under this Agreement; (b) this Agreement has been duly authorized, executed and delivered by LendingClub; (c) the Indenture has been duly authorized by LendingClub and qualified under the Trust Indenture Act of 1939 and constitutes a valid and binding agreement of LendingClub, enforceable against LendingClub in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency or similar laws; (d) the Notes have been duly authorized and, following payment of the purchase price by you and electronic execution, authentication and delivery to you, will constitute valid and binding obligations of LendingClub enforceable against LendingClub in accordance with their terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency or similar laws; (e) it has complied in all material respects with applicable federal, state and local laws in connection with the offer and sale of the Notes; and (f) LendingClub has made commercially reasonable efforts to verify the identity of the Borrower Members obligated on the Member Loans that correspond to the Notes.
PAYMENT ON THE NOTES, IF ANY, DEPENDS ENTIRELY ON THE RECEIPT OF PAYMENTS BY LENDINGCLUB IN RESPECT OF THE CORRESPONDING MEMBER LOAN. LENDINGCLUB DOES NOT WARRANT OR GUARANTEE IN ANY MANNER THAT YOU WILL RECEIVE ALL OR ANY PORTION OF THE

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PRINCIPAL OR INTEREST YOU EXPECT TO RECEIVE ON ANY NOTE OR REALIZE ANY PARTICULAR OR EXPECTED RATE OF RETURN. THE AMOUNT YOU RECEIVE ON YOUR NOTE, IF ANY, IS SPECIFICALLY RESTRICTED TO THE BORROWER MEMBER’S PAYMENTS UNDER THE MEMBER LOANS NET OF OUR ONE (1) PERCENT SERVICE CHARGE ON ALL SUCH PAYMENTS. LENDINGCLUB DOES NOT MAKE ANY REPRESENTATIONS AS TO A BORROWER MEMBER’S ABILITY TO PAY AND DOES NOT ACT AS A GUARANTOR OF ANY CORRESPONDING MEMBER LOAN PAYMENT OR PAYMENTS BY ANY BORROWER MEMBER.
7. Your Representations and Warranties. You represent and warrant to LendingClub, as of the date of this Agreement and as of any date that you commit to purchase Notes, that: (a) you have the power to enter into and perform your obligations under this Agreement; (b) this Agreement has been duly authorized, executed and delivered by you; (c) you have received the Prospectus and the Indenture and the form of the Note, and understand the lack of transferability of the Notes at this time; (d) in connection with this Agreement, you have complied in all material respects with applicable federal, state and local laws; and (e) you have made your decisions in connection with your consideration of any loan requests on the Site in compliance with the Equal Credit Opportunity Act, 15 U.S.C. 1601 et seq., and its implementing Regulation B, 12 C.F.R. § 202 et seq., as such may be amended from time to time, and any applicable state or local laws, regulations, rules or ordinances concerning credit discrimination.
8. No Advisory Relationship. You acknowledge and agree that the purchase and sale of the Notes pursuant to this Agreement is an arm’s-length transaction between you and LendingClub. In connection with the purchase and sale of the Notes, LendingClub is not acting as your agent or fiduciary. LendingClub assumes no advisory or fiduciary responsibility in your favor in connection with the purchase and sale of the Notes. LendingClub has not provided you with any legal, accounting, regulatory or tax advice with respect to the Notes. You have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.
9. Limitations on Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. FURTHERMORE, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER REGARDING THE EFFECT THAT THIS AGREEMENT MAY HAVE UPON THE FOREIGN, FEDERAL, STATE OR LOCAL TAX LIABILITY OF THE OTHER.
10. Further Assurances. The parties agree to execute and deliver such further documents and information as may be reasonably required in order to effectuate the purposes of this Agreement.

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11. Entire Agreement. Except as otherwise expressly provided herein, this Agreement represents the entire agreement between you and LendingClub regarding the subject matter hereof and supersedes all prior or contemporaneous communications, promises and proposals, whether oral, written or electronic, between us.
12. Notices. All notices, requests, demands, required disclosures and other communications from Lending Club to you will be transmitted to you only by e-mail to the e-mail address you have registered on the Site or will be posted on the Site, and shall be deemed to have been duly given and effective upon transmission or posting. If your registered e-mail address changes, you must notify LendingClub promptly. You also agree to promptly update your registered residence/mailing address on the Site if you change your residence. You shall send all notices or other communications required to be given hereunder to LendingClub via email at compliance@LendingClub.com or by writing to: LendingClub Corporation, 440 North Wolfe Road, Sunnyvale, CA 94085, Attention: Compliance. You may call LendingClub at 866-754-4094, but calling may not satisfy your obligation to provide notice hereunder or otherwise preserve your rights.
13. Miscellaneous. The terms of this Agreement shall survive until the maturity of those Notes. The parties acknowledge that there are no third party beneficiaries to this Agreement. You may not assign, transfer, sublicense or otherwise delegate your rights or responsibilities under this Agreement to any person without LendingClub’s prior written consent. Any such assignment, transfer, sublicense or delegation in violation of this section shall be null and void. This Agreement shall be governed by the laws of the State of New York without regard to any principle of conflict of laws that would require or permit the application of the laws of any other jurisdiction. Any waiver of a breach of any provision of this Agreement will not be a waiver of any subsequent breach. Failure or delay by either party to enforce any term or condition of this Agreement will not constitute a waiver of such term or condition. If at any time subsequent to the date hereof, any of the provisions of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality and unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provisions of this Agreement. The headings in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement in any way.
14. Arbitration. THIS AGREEMENT IS SUBJECT IN ALL RESPECTS TO THE ARBITRATION AGREEMENT SET FORTH IN THE TERMS OF USE.

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15. Waiver of Jury Trial. THE PARTIES HERETO WAIVE A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS AGREEMENT, THE CORRESPONDING MEMBER LOAN OR ANY OTHER AGREEMENTS RELATED THERETO.

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